UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 21, 2011

PREMIERE GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

GEORGIA

(State or Other Jurisdiction of Incorporation)

001-13577	59-3074176

(Commission File Number)	(IRS Employer Identification No.)

3280 Peachtree Road, NE, Suite 1000, Atlanta, Georgia 30305

(Address of Principal Executive Offices)	(Zip Code)

404-262-8400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On January 21, 2011, the Compensation Committee of the Board of Directors of Premiere Global Services, Inc. approved the performance criteria for annual and quarterly incentive bonus awards for 2011 for our named executive officers: Boland T. Jones, our Chief Executive Officer; Theodore P. Schrafft, our President; David E. Trine, our Chief Financial Officer; and David M. Guthrie, our Chief Technology Officer.

     Financial performance criteria for our named executive officers are based on constant foreign currency exchange rates. All of our named executive officers share two common financial performance criteria, consolidated revenues and adjusted EBITDA, which is determined as operating income from continuing operations, as reported, before depreciation, amortization, asset impairments, excise tax expense, net legal settlements and related expenses and acquisition-or divestiture-related costs and excludes equity-based compensation, in differing percentages as set forth below. In addition, each of our named executive officers may earn between 70% and 150% of his target bonus awards applicable to consolidated revenues and adjusted EBITDA criteria based on a sliding scale for achievement of 90% to greater than or equal to 110% of these bonus criteria. This sliding scale is set forth below, with data between points interpolated on a straight-line basis:

Performance Percentage of Target	Payout Percentage of Bonus Earned
<90%	0%
90%	70%
95%	85%
100%	100%
105%	125%
110% or greater	150%

Other performance criteria are not subject to a sliding scale.

     For Mr. Jones and Mr. Schrafft, 50% of the value of such bonus awards will be determined with respect to each of our consolidated revenues and adjusted EBITDA.

     For Mr. Trine, 30% of the value of such bonus awards will be determined with respect to our consolidated revenues, 50% with respect to our adjusted EBITDA and 20% with respect to days sales outstanding.

     For Mr. Guthrie, 40% of the value of such bonus awards will be determined with respect to our consolidated revenues, 30% with respect to our adjusted EBITDA and 30% with respect to technology development objectives, which is subject to pro rata achievement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERE GLOBAL SERVICES, INC.

Date: January 21, 2011	By:	/s/ Scott Askins Leonard

Scott Askins Leonard
Senior Vice President – Legal,
General Counsel and Secretary